UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                                 Date of Report
                        (Date of earliest event reported)
                                 August 21, 2002

                         OAO TECHNOLOGY SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                000-23173                  52-1973990
     (State or Other            (Commission              (IRS Employer
     Jurisdiction of            File Number)           Identification No.)
      Incorporation)

              7500 Greenway Center Drive, Greenbelt, Maryland 20770
               (Address of Principal Executive Offices) (Zip Code)

       Registrant's telephone number, including area code: (301) 486-0400

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          (Former Name or Former Address, if Changed Since Last Report)

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ITEM 9. REGULATION FD DISCLOSURE

The information in this Current Report on Form 8-K is furnished pursuant to Item 9 and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934. Furthermore, the information in this Current Report on Form 8-K shall not be deemed to be incorporated by reference into the filings of OAO Technology Solutions, Inc. under the Securities Act of 1933.

On August 21, 2002, OAO Technology Solutions, Inc. announced that its board of directors authorized a share repurchase program for up to two million shares of common stock, using cash on hand and cash flow generated from operations. The press release announcing this program is included below:

               OAOT Announces Additional Stock Repurchase Program;

           Authorizes Repurchase Program for Up to Two Million Shares

GREENBELT, MD - August 21, 2002 - OAO Technology Solutions(R) (NASDAQ - OAOT) today announced that its board of directors authorized an additional stock repurchase program for up to two million shares of stock, using cash on hand and positive cash flow generated from operations. Between November 2001 and May 15, 2002, the Company repurchased two million shares or approximately 10% of its common shares outstanding at a total cost of approximately $4.8 million.

Noting the success of the Company's first stock repurchase program, Charles A. Leader, the Company's president and chief executive officer, said, "Having the financial resources to do so, we are pleased to announce an additional repurchase program. Our board believes that OAOT is undervalued at its current price and that this new share repurchase program is a sound investment opportunity for the Company and is in the best interests of our stockholders."

Any purchases under OAOT's stock repurchase program are subject to bank approval and may be made, from time- to-time, in the open market or in privately negotiated transactions. The timing and amount of any share repurchases will be determined by OAOT's management based on its evaluation of market conditions and other factors. The repurchase program may be suspended at any time or from time-to-time without prior notice. As of June 30, 2002, OAOT had approximately
17.5 million outstanding shares. Any repurchased shares will be retired.

About OAOT

OAO Technology Solutions, Inc. is a global provider of information technology solutions that address the enterprise-wide challenges of Fortune 1000 companies, mid-market organizations, and government agencies. The Company's key offerings include: software application, IT infrastructure, and healthcare IT solutions. Headquartered in Greenbelt, Maryland, the Company's 2,400 employees work in over 200 locations throughout the world. The Company's web site can be accessed at www.oaot.com. Please direct media inquiries to Deborah Starke at 301-486-0400 or media@oaot.com. For investor relations information please contact Karen Vahouny of Qorvis Communications at 703-744-7809 or J. Jeffrey Fox, Senior VP of Finance & CFO at 301-486-0400.

SAFE HARBOR STATEMENT: This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company's current beliefs and expectations as to its future performance. Future events and the Company's actual future results may differ materially from the results, performance or expectations reflected in those forward-looking statements based on the factors described below, among others. The marketplace for software and services of the type offered by OAOT is highly competitive and our business results could suffer due to competitive factors. Our results of operations would also be adversely affected by a change in the prevailing technology away from outsourcing IT applications, the inability of the company to make necessary enhancements or developments to its existing software products, the loss of or decrease in revenues and potential pricing pressure on contracts with a strategic customer, lower than expected revenue growth and profitability of all other contracts, customers potential exercise of early termination clauses in long-term contracts that could reduce contract backlog, and the risk that forecasted revenue will be achieved in the time frame anticipated and that costs may be higher than expected in the forecasted amounts. Refer to our Form 10-K for the year ended December 31, 2001 for additional risk factors that could adversely impact the Company or that could cause future results to differ from the results, performance or expectations reflected in our forward-looking statements. The Company undertakes no duty to publicly update any "forward-looking statements", whether as a result of new information, future events or otherwise.

Copyright(C)2002 by OAO Technology Solutions, Inc.(R)All rights reserved.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             OAO TECHNOLOGY SOLUTIONS, INC.


Date: August 21, 2002            By: /s/ Charles A. Leader
                                 --------------------------------------
                                 Charles A. Leader,
                                 President and Chief Executive Officer


Date: August 21, 2002            By: /s/ J. Jeffrey Fox
                                 --------------------------------------
                                 J. Jeffrey Fox,
                                 Senior Vice President of
                                 Finance and Chief Financial Officer